EXHIBIT 16.1

BMKR, LLP Certified Public Accountants 1200 Veterans Memorial Highway, Suite 350, Hauppauge, NY 11788	T 631-293-5000 F 631-980-4239 www.bmkr.com
Thomas G. Kober CPA Alfred M. Rizzo CPA Joseph Mortimer CPA	Charles W. Blanchfield CPA (Retired) Bruce A. Meyer CPA (Retired)

August 24, 2020

Securties & Exchange Commission

100 F Street NE

Washington, DC  20549

Effective August 24, 2020 we have been terminated as auditors of .Healthcare Solutions Management Group, Inc.(formerly Verity Corp.).

We have read item 4.01 of form 8 K/A dated August 24, 2020 and are in agreement with the statements contained in the first, second, third and fourth paragraphs..  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

BMKR LLP

BMKR LLP

Hauppauge, NY